Exhibit 99.1

Central European Distribution Corporation to Participate in

Investor Conference Call; Re-Confirm Guidance

BALA CYNWYD, Pa., September 2, 2008 — Central European Distribution Corporation (Nasdaq: CEDC) will participate in an investor conference call, hosted by Jefferies & Co., on September 3, 2008 at 11:00 a.m., Eastern Time. William Carey, Chairman and Chief Executive Officer, and Chris Biedermann, Vice President and Chief Financial Officer, invite you to listen to their discussion. During the investor call, CEDC expects to re-affirm the net sales and earnings per share guidance it provided in its earnings press release for the period ended June 30, 2008, dated August 4, 2008, as well as discuss current operations of the business.

To listen to the call live, you must use the following dial-in instructions: For US callers (877) 606-5624, For International Callers: (706) 643-3801. All callers should use the following password: Jefferies Call.

For those who cannot listen to the live broadcast, a replay will be available approximately 2 hours after the call. To listen to the replay, you must use the following dialing instructions: For US callers (800) 642-1687; for International Callers +1 (706) 645-9291. The password for the replay is 62574256.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission.